UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 14, 2011 (June 9, 2011)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 9, 2011, SM Energy Company (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) by and among the Company, Statoil Texas Onshore Properties LLC (“Statoil”) and Talisman Energy USA Inc. (“Talisman” and together with Statoil, the “Buyers”).  Pursuant to the Agreement, the Company agreed to sell approximately 15,400 net acres of oil and gas leasehold interests in the State of Texas and various other related interests, rights, wells, contracts, records, fixtures, equipment, and other assets (collectively, the “Assets”).  The Assets exclude certain contracts, rights, claims, credits, records, data and other assets.  The effective date of the purchase and sale of the Assets is May 1, 2011.  The transaction is expected to close on or about August 2, 2011, subject to the satisfaction of customary closing conditions.

The total consideration to be received by the Company for the Assets is $225.0 million in cash, subject to customary adjustments to reflect the operation of the Assets prior to the closing, title defects, unresolved preferential rights and consents and environmental defects (the “Purchase Price”).  Shortly after execution of the Agreement, the Buyers deposited $22.5 million into escrow pursuant to the terms of the Agreement (the “Deposit”).

The Agreement contains customary representations and warranties and covenants by the Buyers and the Company.  Among other things, during the period between the execution of the Agreement and the consummation of the transactions contemplated by the Agreement, the Company has agreed (i) to provide the Buyers with reasonable access to the Assets and the records pertaining to the Assets; (ii) to conduct its operations concerning the Assets in the ordinary course; and (iii) to restrict certain activities and capital expenditures relating to the Assets.  At the option of the Buyers, the Company may also be required to enter into a transition services agreement at closing to allow for an orderly transition of the Assets to the Buyers.  The transition services agreement would survive for 60 days following closing (unless earlier terminated upon election of Talisman or upon the mutual agreement of Talisman and the Company).

The Agreement provides the Buyers and the Company certain customary termination rights, including, among others: (1) the parties may terminate by mutual consent; (2) the Buyers or the Company may terminate if the closing shall not have occurred on or before August 31, 2011, unless the party seeking to terminate is in material breach of the Agreement; (3) the Buyers or the Company may terminate if a governmental entity has issued a final, non-appealable order or decree prohibiting the consummation of the transactions contemplated by the Agreement; (4) the Company may terminate if the Buyers are in breach of any of their representations, warranties or covenants and such breach would give rise to a failure of a closing condition (subject to Buyers’ opportunity to cure any such breach); or (5) the Buyers may terminate if the Company is in breach of any of its representations, warranties or covenants and such breach would give rise to a failure of a closing condition (subject to the Company’s opportunity to cure any such breach).  The Company may retain the Deposit if the Agreement is terminated because of either Buyer’s failure to materially perform their obligations under the Agreement or the failure of either Buyer’s representations and warranties to be true and correct in all material respects (or, in the case or representations and warranties qualified by materiality, in all respects).

The Company has agreed to indemnify the Buyers after the closing, subject to certain limitations, for losses incurred by the Buyers for (i) any breach of the Company’s representations and warranties, (ii) any breach of the Company’s covenants, (iii) liabilities associated with assets or properties not part of the Assets, (iv) any off-site environmental liabilities occurring prior to June 9, 2011 that relate to the Assets, (v) any claims for bodily injury, illness or death arising from the Company’s ownership or operation of the Assets prior to June 9, 2011, (vi) any wells that are permanently abandoned by the Company prior to closing, and (vii) payments to affiliates of SM that relate to the Assets prior to closing.  Each Buyer has agreed to severally indemnify the Company after the closing, subject to certain limitations, for losses incurred by the Company for (a) any breach of such Buyer’s representations and warranties and (b) any breach of such Buyer’s covenants.  The Company’s indemnification obligations are subject to customary deductible, survival and overall cap limitations.

Item 7.01                      Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

On June 13, 2011, the Company issued a press release announcing that the Company had entered into the Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is furnished as part of this report:
	Exhibit 99.1	Press release of the Company dated June 13, 2011, entitled SM Energy Reaches Agreement to Divest Portion of Eagle Ford Shale Position

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	June 14, 2011	By:	/s/ KELLY E. COLLINS
Kelly E. Collins
Director of Financial Reporting & Assistant Corporate Secretary